Agreement


This AGREEMENT ("Agreement") dated March 9, 2004 (the "Effective Date") is entered into by and between eAutoclaims, Inc., a Nevada corporation, with offices at 110 East Douglas Road, Oldsmar, Florida 34677 ("EACC") and ADP Claims Solutions Group, Inc., a Delaware corporation, with offices at 6111 Bollinger Canyon Road, Suite 200, San Ramon, California, 94583 ("ADP").

For ease of reference ADP and/or EACC may be referred to individually as a "Party" or collectively as the "Parties."

1. Definitions. As used in this Agreement and in addition to any other terms defined herein, the following defined terms will have the following meanings:

1.1       "ADP Acquired Client" means an entity using the "ADP Managed Network
           Solution."

1.2 "ADP Authorized Representatives" means (i) ADP's third-party vendors, independent contractors and/or consultants who (x) have a need to access the EACC Product in the ADP Managed Network Solution in connection with the services provided by EACC or ADP, and (y) prior to accessing the EACC Product in the ADP Managed Network Solution, enter into a written non-disclosure agreement with ADP and (ii) those third-party marketing representatives that enter into a written agreement with ADP containing terms consistent with this Agreement; provided that such representatives may only refer prospects to ADP, and may not actually close the sale of the ADP Managed Network Solution.

1.3 "ADP Branded Material" means ADP's trademarks, service marks, trade dress; the "look and feel" of the EACC Product in the ADP Managed Network Solution to the extent added to or changed for ADP but solely to the extent of such additions or changes; any features provided by ADP to EACC; or any features resulting from ADP-specific Services performed by EACC.

1.4 "ADP Client Base" means and includes all entities that are using at least one (1) ADP Product and/or the ADP Managed Network Solution.

1.5 "ADP Client Data" means all information or data obtained from the ADP Acquired Clients, whether stored in EACC's database or accessed by the ADP Managed Network Solution.

1.6 "ADP Specified Interfaces" means the specific software adaptations that provide for the automatic, seamless integration/communication of information between the EACC Product in the ADP Managed Network

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          Solution and ADP Products and which are developed as part of the
          ADP-specific Services pursuant to requirements provided by ADP.

1.7 "ADP Product" means any and all physical damage repair estimation, total loss valuation, claims workflow services, claims manager or other information products or services which ADP now or hereafter offers to clients or prospects, excluding the ADP Managed Network Solution.

1.8 "ADP Proprietary Software" means (i) software that is paid for by ADP on a time and materials basis and developed by EACC, and (ii) software that is developed by ADP or by a third party on ADP's behalf or licensed from a third party by ADP and delivered to EACC for use with the ADP Managed Network Solution. As of National Roll-out, the ADP Proprietary Software will include, at a minimum, product functionality and all other requests outlined in Exhibit A. ADP Proprietary Software shall not include any modifications made to the EACC Product in connection with any services performed by EACC that are not ADP-specific Services. ADP Proprietary Software shall include neither the EACC Product nor the General Enhancements.

1.9 "ADP Managed Network Solution" means collectively the EACC Product, the interfaces between the EACC Product and other products (including ADP Specified Interfaces) which are included in the definition of ADP Proprietary Software, and ADP branding as set forth in Exhibit A. ADP may add additional core EACC modules to the ADP Managed Network Solution at any time by providing written notice to EACC. The ADP Managed Network Solution does not include, unless otherwise agreed to by the Parties, any software with separate feature functionality (i.e. non-interface software) that is included within the definition of ADP Proprietary Software and is offered to ADP clients or potential clients as a bundle with the ADP Managed Network Solution.

1.10 "ADP-specific Services" means all development work or other services performed by EACC at ADP's request and paid for by ADP pursuant to statements of work agreed to by the Parties.

1.11 "EACC Client Data" means all information or data obtained from EACC Customers.

1.12 "EACC Customer" means an entity using the EACC Product, excluding ADP Acquired Clients. As of the date of this Agreement, "EACC Customers" are set forth in Exhibit A.

1.13 "EACC Product" means EACC's comprehensive, web-based claims management system and related services currently known as the "eJusterSuite System", as more fully described on Exhibit A, that automates the administration, estimating, auditing, appraising and management of physical damage repair and claims processing for vehicles via a


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          network of vendors and partners, all as generally made available to
          EACC Customers, and any and all General Enhancements thereto. For purposes hereof, the EACC Product shall include, without limitation, the applicable services delivered by EACC and the "EACC Vendors" (as defined in Section 13.5 below) to support to the eJusterSuite System. Notwithstanding the foregoing, ADP shall determine, in its sole discretion, whether particular features or functionality of the EACC Product shall be offered to the ADP Client Base and/or other ADP clients or potential clients as part of the ADP Managed Network Solution. The EACC Product does not include the ADP Specified Interfaces, any ADP Proprietary Software, ADP-specific Services or ADP Branded Materials.

1.14 "EACC Service Rate" means, for the first 100,000 aggregate claims processed under this Agreement and provided EACC meets its service level obligations hereunder, sixty percent (60%) of Semiweekly Recurring Revenues, as may be amended from time to time upon the written agreement of the Parties, and is the percentage ADP is to remit to EACC for sales arranged on behalf of EACC of the ADP Managed Network Solution, either directly by ADP or through an ADP Authorized Representative and as consideration for the additional responsibilities set forth in the Agreement. Such rate is subject to reduction pursuant to Section 17.7 below. Once the aggregate claims processed under this Agreement commencing on the Effective Date exceeds 100,000 claims, the EACC Service Rate will change to fifty percent (50%) for all claims for the duration of this Agreement.

         Notwithstanding the foregoing, if EACC is not meeting its service levels as required in this Agreement, and more specifically in Exhibits A and C, then the EACC Service Rate in the month that EACC does not meet these service levels will be fifty percent (50%), regardless of the claims processed under this Agreement.

          For purposes hereof, a "claim" shall mean a transaction from a unique claimant using the ADP Managed Network Solution that generates Semiweekly Recurring Revenue.

1.15 "Change of Control" means: (i) a change of control is reported by a Party in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities or other equity interest of a Party representing fifty percent (50%) or more of the combined voting power or securities that can be converted into securities with fifty percent (50%) or more of the voting power of a Party's then outstanding securities, or (iii) with respect to a Change of Control of EACC, that any of ADP's primary competitors listed in Exhibit F (as such Exhibit may be updated by ADP


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          and provided to EACC annually within 90 days of the anniversary date of this Agreement) acquires an interest in or otherwise invests in EACC.

1.16 "Co-branded Strategy" means the cooperative effort of EACC and ADP to jointly deliver to existing ADP clients and/or prospective ADP clients an ADP Managed Network Solution, including but not limited to EACC's creation of ADP branded features or functionality in the ADP Managed Network Solution for ADP Acquired Clients which will contain an ADP approved logo and will be customized to reflect ADP "look and feel" as set forth more specifically in Exhibit A.

1.17 "Confidential Information" means information (in tangible or intangible form) that is (i) provided to a Party (the "Recipient") by the other Party (the "Provider"), (ii) valuable to the Provider, and
          (iii) not generally known by the public, but which does not rise to the level of a Trade Secret under applicable law, including any information provided by ADP to EACC regarding ADP Acquired Clients and their employees.

1.18 "General Enhancements" means error corrections, functional improvements, performance improvements and/or new modules that are generally made available to EACC's Customers, network partners or contract vendors in connection with the EACC Product or the support services offered by EACC. General Enhancements do not include any ADP Proprietary Software, ADP-specific Services or ADP Branded Materials.

1.19 "List Price" means EACC's standard, published retail pricing to EACC Customers as initially set forth in Exhibit B, as updated from time to time.

1.20 "Semiweekly Recurring Revenue" means the administrative revenue billed two times a week by ADP to ADP Acquired Clients for the ADP Managed Network Solution excluding (a) one-time implementation and set-up charges for the ADP Managed Network Solution billed to such clients,
          (b) credits reasonably issued to ADP Acquired Clients with respect to the ADP Managed Network Solution including credits issued for the purpose of network repair warranty and "Excessive Car Rental Credits" (as defined below) due to the ADP Acquired Client or ADP Acquired Client's customer(s) or warranty service provider(s) and (c) repair costs paid to an EACC Vendor shop. For purposes hereof, "Excessive Car Rental Credits" shall mean any reimbursement expense paid by EACC to the ADP Acquired Client or directly to the ADP Acquired Client's claimant as a result of a valid warranty claim or unreasonable delays on network repairs performed for the ADP Acquired Client. ADP will evaluate the feasibility of implementing a daily billing mechanism in place of the semiweekly billing mechanism, and will convert to such mechanism, if at all, when feasible and reasonably practicable.

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1.21      "National Roll-out" means the period after the Phase 1 Marketing
          Program during which ADP introduces the ADP Managed Network Solution to the Sales Team.

1.22 "Phase 1 Marketing Program" means the jointly conducted planning, testing and roll-out process preceding the National Roll-out, estimated to take place for a 3-4 month period in regions and/or accounts to be determined by ADP.

1.23 "Powered by EACC Logo" means the logo used to describe, display or otherwise denote EACC as the owner of the EACC Product as set forth in Exhibit A of this Agreement. In the event that EACC changes such logo, ADP and EACC will work together to modify the ADP Managed Network Solution and any applicable marketing material, as necessary to reflect the new logo.

1.24 "Price Notice" means written notice provided by EACC to ADP of any changes in List Price after the Effective Date.

1.25 "Proprietary Information" means individually and collectively Trade Secrets and Confidential Information.

1.26 "Sales Support" means the level of sales support provided by EACC to ADP Sales Team as set forth in Exhibit C to this Agreement, as may be amended from time to time upon written agreement of the Parties.

1.27 "Sales Team" means the sales personnel designated by ADP to market and sell the ADP Managed Network Solution.

1.28 "Source Code" means the human-readable software code which, once compiled into object code, constitutes the routines, features, functionality, user interfaces, graphics, animation or operating instructions utilized in software.

1.29 "Territory" means the United States and, upon ADP's 90-day written notification to EACC, Canada.

1.30 "Tier 1 Customer Support" means telephone support services provided by EACC's help desk personnel directly to ADP and/or ADP Acquired Clients
          (i) to answer questions regarding the use or operation of the ADP Managed Network Solution, and (ii) to report errors in the EACC Product.

1.31 "Tier 2 Technical Support" means the telephone support services provided by EACC directly to ADP Acquired Clients and/or to ADP personnel for help desk, technical support, development and client support personnel to answer questions regarding the use, operation or performance of the EACC Product and any ADP Proprietary Software developed by EACC.

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1.32      "Trade Secret" means information (in tangible or intangible form) that
          (i) is provided to a Recipient under this Agreement, and (ii) constitutes a trade secret under applicable law.

1.33 "Click Fees" mean mutually agreed to internet-based revenues from ADP Acquired Clients billed by ADP and from EACC Vendors billed by EACC.

2. Overview; Phase I Marketing Program, National Roll-out. ADP desires and EACC grants ADP the non-transferable, non-assignable right to market and sell the EACC Product as part of the ADP Managed Network Solution to the ADP Client Base and/or other ADP clients or potential clients whose principal place of business is in the Territory or who wish to purchase the ADP Managed Network Solution for use in the Territory, using the Co-branded Strategy. It is expressly acknowledged and agreed by EACC that, as a condition to ADP having any obligations under this Agreement to market or sell the ADP Managed Network Solution, ADP shall determine to its satisfaction that the EACC Product is compliant with applicable laws, statutes and regulations including, without limitation, insurance licensing and claims handling regulations. EACC agrees to fully cooperate with ADP in evaluating such determination and shall implement all changes, if any, that are necessary for the EACC Product to become compliant. Notwithstanding the above, EACC expressly agrees that such determination by ADP shall not, in any way, relieve or release EACC of its obligations, representations and warranties hereunder concerning the compliance of the EACC Product with all applicable laws, statutes and regulations including, without limitation, insurance licensing and claims handling limitations. In addition, as a condition to ADP having any obligations whatsoever hereunder, EACC shall implement the revisions to the EACC Product, documentation and other requirements that are described on Exhibit A to ADP's satisfaction.

ADP and EACC further agree that upon the successful completion of the Phase I Marketing Program, as mutually determined by EACC and ADP, ADP will begin the National Roll-out. ADP may, at its discretion, market the ADP Managed Network Solution to the existing ADP Client Base and/or other ADP clients or potential clients either on a standalone basis or with ADP Products or any other product or service offered by ADP subject to the terms, conditions and limitations set forth in Section 9 below.

3. Access Rights. Subject to the other terms of this Agreement, EACC hereby grants to ADP the following non-transferable, non-assignable, fully paid-up, non-exclusive, limited rights and licenses in the Territory during the term of this Agreement:

3.1 Access Authorization. ADP shall have the right to access the EACC Product which is part of the ADP Managed Network Solution via a Web browser over the Internet to use and display the EACC Product which is part of the ADP Managed Network Solution for ADP's own use in connection with ADP offering the ADP Managed Network Solution to the ADP Acquired Clients and fulfilling ADP's other obligations under this Agreement.

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3.2       Interface Rights. ADP shall have the right to access the EACC Product which is part of the ADP Managed Network Solution via a Web browser over the Internet to use the EACC Product which is part of the ADP Managed Network Solution, or any portions thereof, with other computer software, whether ADP-generated or obtained from a third party, in connection with the design, development, modification, translation, customization, support and/or manufacture of ADP developed interfaces between the EACC Product which is part of the ADP Managed Network Solution or any other ADP Products or services.

3.3 Marketing Rights. ADP shall have the right to access, use and display the EACC Product which is part of the ADP Managed Network Solution as necessary for ADP to promote, sell, demonstrate, advertise, showcase, publicize, and otherwise generate market interest in the ADP Managed Network Solution in any manner permitted under this Agreement. The Powered by EACC Logo will appear on applicable user screens within the EACC Product, as incorporated into the ADP Managed Network Solution (or as otherwise agreed to by the Parties in writing). Additionally, the Powered by EACC Logo will appear on sales collateral/brochures which ADP uses to market the ADP Managed Network Solution and may appear on additional marketing and sales material as mutually agreed upon by the Parties.

3.4 Ancillary Rights. ADP shall have the right, in connection with offering the EACC Product as part of the ADP Managed Network Solution, to provide testing, training, consulting, warranty, maintenance, support, development (other than development of modifications to the EACC Product) and other services to ADP Acquired Clients and third parties.

3.5 ADP Authorized Representative and ADP Acquired Client Access Authorization. ADP shall have the right to provide its user names and passwords to the EACC Product which is part of the ADP Managed Network Solution to, and allow access to same by, ADP Authorized Representatives and, subject to the payment obligations set forth in
          Section 5 below, ADP Acquired Clients, for the purpose of performing and/or exercising any applicable right granted by EACC directly to ADP or indirectly through ADP, to the Authorized ADP Representatives or ADP Acquired Clients with respect to the EACC Product which is part of the ADP Managed Network Solution, including without limitation, implementing the EACC Product which is part of the ADP Managed Network Solution for ADP Acquired Clients; training ADP's employees, the ADP Authorized Representatives and ADP Acquired Clients on use of the EACC Product which is part of the ADP Managed Network Solution; analyzing the technical environments of ADP and the current and prospective ADP Acquired Clients; and providing on-line or phone support to ADP and the ADP Acquired Clients.

3.6 Integrator Rights. ADP shall have the right to provide to the ADP Authorized Representatives ADP's user names and passwords for the EACC Product which is part of the ADP Managed Network Solution and to allow access to the EACC Product which is part of the ADP Managed Network


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          Solution and related documentation and information solely for such ADP
          Authorized Representatives to perform services for ADP in connection with developing interfaces between the EACC Product which is part of the ADP Managed Network Solution and either ADP Products (as interfaced with such EACC Product) or non-ADP software provided that an ADP Product is also being interfaced.

3.7 Trial Use Rights. ADP shall have the right to provide its user names and passwords to the EACC Product which is part of the ADP Managed Network Solution to clients and prospects for trial use for a mutually agreed to period after the date such user names and passwords are first utilized by such client or prospect to access the EACC Product which is part of the ADP Managed Network Solution. At no cost to ADP, EACC will create and maintain an ADP demo copy of the EACC Product which is part of the ADP Managed Network Solution to facilitate demonstrations by ADP sales representatives.

3.8 Documentation Rights. Subject to Sections 8.3 and 8.6, ADP shall have the right to copy, display, utilize, combine and modify, at ADP's cost, any EACC Product documentation provided to ADP by EACC in any documentation, in any language, and on any media created by ADP in connection with ADP's internal use and/or with the offering of the ADP Managed Network Solution or in the exploitation of ADP's exercise of the other rights granted to ADP in this Section 3. ADP shall own any modifications made to the documentation by ADP. If any documentation distributed by ADP is substantially based upon EACC Product documentation provided to ADP by EACC, ADP shall include a copyright notice indicating EACC's ownership of the preexisting work of authorship.


3.9 Passwords. ADP shall have the right to use user names and passwords to access and use the EACC Product which is part of the ADP Managed Network Solution as set forth in this Section 3, and EACC agrees to issue such user names and passwords to ADP as reasonably required by ADP to exercise the rights and to fulfill its obligations under this Agreement, on the business day following ADP's request.

3.10 Modification Rights. ADP shall have the right to modify the EACC Product and/or ADP Managed Network Solution by substituting or adding vendors, portions or components with other vendors, ADP-proprietary modules, features or services (such as, for example, ADP's Claims Manager services). In the event of such substitutions or additions, EACC and ADP will renegotiate in good faith the EACC Service Rate as appropriate.

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4. Agreements with ADP Acquired Clients.

          The Parties agree that ADP shall control the terms and conditions on which ADP and the ADP Authorized Representatives do business with the ADP Acquired Clients.

5.       Pricing and Payments.

5.1      Pricing.
         -------

          (a) EACC's current List Prices for the EACC Product are set forth in the attached price list at Exhibit B to this Agreement. EACC agrees to provide ADP with an updated copy of Exhibit B quarterly and provide a Price Notice at least sixty (60) days in advance of the effective date of any changes to its List Price. List Prices will be reviewed quarterly.

          (b) EACC further agrees that at all times during the term of this Agreement, EACC will not enter into an agreement or arrangement with any other sales representative, joint marketer, reseller or similar company for the purpose of distributing the EACC Product, which agreement or arrangement includes sales commissions, payment terms and/or pricing discounts that will be greater than those offered to ADP hereunder, unless (i) EACC also offers such sales commissions, payment terms and/or pricing discounts to ADP, (ii) the terms of the agreement with such other company are, in the aggregate, substantially more favorable to EACC than this Agreement or (iii) such company takes on distribution and/or support obligations which, in the aggregate, are materially greater than ADP's distribution and/or support obligations hereunder and the increased commissions, payment terms and/or customer discounts offered to such company are reasonable compensation for undertaking such additional obligations. EACC agrees to provide ADP the opportunity to review the EACC pricing at least once every six months to ensure that ADP is receiving compensation and pricing as required under this Section.

          (c) ADP may contract with ADP Acquired Clients to provide the EACC Product within the ADP Managed Network Solution with discounts off of ADP book prices. ADP agrees that ADP book prices for the EACC Product within the ADP Managed Network Solution will be set at National Roll-out at EACC's current List Prices for the EACC Product, and thereafter, ADP may, in its discretion, change its book prices for the EACC Product within the ADP Managed Network Solution, but in no event will ADP set such book prices more than twenty five percent (25%) below ADP's current List Prices for the ADP Managed Network Solution (excluding the EACC list price for non-repaired vehicles or "Drive-ins), or such discount or premium as mutually agreed to by ADP and EACC. EACC reserves the right to adjust its List Price to the same or greater price as ADP's.

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          (d) If EACC lowers or raises the List Prices for the EACC Product, ADP has the option to lower or raise the prices for the ADP Managed
          Network Solution to the same level without agreement of EACC.

          (e) EACC and ADP mutually agree to test different pricing levels and approaches.


5.1.1 Parties Audit Rights. In addition to the Parties' other audit rights contained herein, each Party agrees to meet with the other and/or any Party's Clients to review the product pricing within five (5) business days of receipt of any written request by the other Party stating that the Party has reason to believe that the provisions of this Section
          5.1 are being breached. Such audit shall be conducted by an independent auditor. If any such review, quarterly price list or Price Notice, reveals that ADP has not been receiving favorable pricing as specified above, then EACC agrees that ADP may adjust the EACC Service Rate accordingly and the effect of such change shall be the date that EACC received the written notice described above.

5.1.2     Payments.

          (a) ADP will remit to EACC the portion of the Semiweekly Recurring Revenue equal to the EACC Service Rate and ADP will be entitled to retain the remaining Semiweekly Recurring Revenue for all sales of the ADP Managed Network Solution made to ADP Acquired Clients by ADP either directly or through an ADP Authorized Representative, without regard to whether such sale was made by the direct sales force, telemarketing, internet or otherwise.

          (b) If the Parties agree in writing to change their relative responsibilities set forth in this Agreement, then the Parties agree to negotiate in good faith an associated change in the payment terms stated herein, provided that any such changes must be agreed to in writing by both Parties.

          (c) ADP will evaluate the functionality of developing the system or capability to track and measure interest income earned from Semiweekly Recurring Revenue. If such system or capability is not developed or implemented within six (6) months after the acquisition of the first ADP Acquired Client, ADP and EACC will re-evaluate the situation by mutually agreeing to an acceptable method to measure such interest income. It is mutually agreed by both parties the interest income shall be shared 50% to ADP and 50% to EACC commencing upon implementation of a tracking and measuring solution as noted above.

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5.2      Payment Terms.

5.2.1 ADP will make payments equal to the product of (i) the EACC Service Rate and (ii) the Semiweekly Recurring Revenue, to EACC by wire transfer, to the bank account designated by EACC from time to time in writing, semiweekly in arrears with respect to all Semiweekly Recurring Revenue from the previous payment period. All such payments will be net of any credits reasonably issued to ADP Acquired Clients which are of the nature consistent with those routinely recorded by ADP for similar clients. In the event that ADP determines to offer any software/products with separate feature functionality (i.e. non-interface software) as part of the ADP Managed Network Solution, prior to making such offering, ADP will inform the Product Steering Committee ("PSC") and the PSC will discuss whether an adjustment in payment terms would be appropriate and if so, determine such adjustment.

5.2.2 EACC will remit payment to ADP fifty percent (50%) of any Click Fees billed by EACC to an EACC Vendor for fees generated from ADP Acquired Clients. ADP will remit to EACC fifty percent (50%) of any Click Fees billed by ADP to an ADP Acquired Client. Click Fee payments shall be made semiweekly after adjustments for uncollectibles and bad debts.

5.2.3 If ADP's bad debt reserve, as computed in accordance with ADP's accounting policies, exceeds 5% of the value of accounts receivable generated under this Agreement at any month-end, ADP shall have the right to reduce the future EACC Service Rate payments to EACC in an amount equal to such overage until such time as the month-end reserve is reduced to 5% or lower. For purposes of clarification and as an example, if the applicable accounts receivable are $1,000 and the bad debt reserve is $100 (or 10%), then the overage is $50 and if the EACC Service Fee Rate is 60%, then ADP may withhold up to $30 in payments to EACC, with such amounts released when the reserve is reduced to 5% or lower.

6.       Exclusivity.

6.1 EACC Restrictions on New Agreements. During the term of this Agreement, EACC agrees that it will not, without the prior written approval of ADP, enter into any new sales representative, reseller, distribution or similar agreement or arrangement with respect to the EACC Product with any entity that markets or provides claims management services, including estimatics, total loss, recycling and workflow products including, without limitation, the competitors of ADP listed in Exhibit F. ADP may amend its initial list of competitors on Exhibit F at any time during the term of this Agreement by providing a new Exhibit F to EACC, provided that ADP may not update such list more than twice a "Year" (as defined below). In the event that ADP amends Exhibit F to add a new company and such addition would cause EACC to breach the terms of this Section 6.1, EACC will not be deemed to have breached this Section 6.1 if EACC (a) exercises its right not to renew the prohibited agreement at the end of the term which it is currently in at the time that ADP provides the amended Exhibit F or

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          (b) if the prohibited agreement or arrangement does not have a term, exercises its first available opportunity (without causing a breach by EACC) to terminate the prohibited agreement or arrangement with such company other than a "for cause" termination; but in either case, only provided that EACC was not in breach of this Section 6.1 with respect to such company prior to such amendment.

          For purposes of this Agreement, a "Year" shall be the period running from the date of this Agreement to the first anniversary thereof, and from each anniversary date of this Agreement to the next anniversary date of this Agreement.

6.2 EACC Restrictions on Use of Technology. EACC agrees that it will not, directly or indirectly, market, offer, sell or make available to anyone other than ADP and the ADP Authorized Representatives, the ADP Specified Interfaces, ADP-specific Services and the ADP Proprietary Software. EACC further agrees that the ADP Specified Interfaces, ADP-specific Services and the ADP Proprietary Software will be available only in or bundled with the ADP Managed Network Solution and may be sold or marketed only by ADP. Additionally, EACC agrees that it will not market, offer, sell or make available an interface between the EACC Product and any physical damage repair estimation product that provides for a two-way, seamless, real-time exchange of data, other than the ADP Specified Interface to ADP's Products. This exclusion does not apply to EACC's right to utilize CEICA-based industry standard EMS data, in its current or future versions, produced or extracted from estimating platforms other than ADP's estimating products. Upon request from an EACC Customer, EACC may develop an interface between the EACC Product and a physical damage repair estimation product for such customer if requested by such customer, provided that (a) such customer agrees to use the interface only for its own internal purposes and not for distribution, (b) the interface provides less functionality than the applicable ADP Specified Interfaces and (c) such interface is independently developed by EACC without reference to the ADP Specified Interfaces.

6.3      ADP Restrictions on New Agreements.

          (a) During the term of this Agreement, ADP agrees that it will not, without the prior written approval of EACC, enter into any new sales representative, reseller, distribution or similar agreement or arrangement with any third party that provides web-based claims management products or services that contain substantially similar features/functionality to the EACC Product (other than features/functionality relating to ADP's Claims Manager Platform or Claims Workflow Services). Notwithstanding the foregoing, ADP is expressly permitted (i) to enter into agreements related to its ADP Claims Manager Platform, Claims Workflow Services, and/or enhancements of ADP's existing products/services including, without limitation, agreements with ADP's current or future clients that may be EACC's competitors; and (ii) to build web-based claims management features/functionality in existing and/or future ADP products/services.

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

          (b) In the event that ADP acquires an "EACC Direct Competitor" (as defined below), ADP will provide prompt notice of such acquisition ("Acquisition Notice") to EACC and EACC will have the right to terminate this Agreement during the thirty day period beginning thirty days after receiving the Acquisition Notice from ADP, unless (i) the business which is competitive with the EACC Product in the Territory is a de minimis piece of the acquisition, (ii) ADP notifies EACC within 30 days after sending the Acquisition Notice that it will no longer actively market products competitive with the EACC Product in the Territory (although it may continue to support its customers),
          (iii) ADP notifies EACC within 30 days after sending the Acquisition Notice that it intends to dispose of the competitive business or the products of such business which are competitive with EACC Product in the Territory or (iv) ADP and EACC mutually agree to another solution to resolve the competitive concerns during the 30 day period after EACC receives the Acquisition Notice. EACC agrees that it will use reasonable efforts to work out an acceptable resolution to the competitive concerns during the 30 day period after it receives the Acquisition Notice. However, if an acceptable resolution cannot be reached, EACC may exercise the termination right above set forth.

          (c) In the event that ADP notifies EACC that it intends to dispose of the competitive business as set forth subsection (iii) in the preceding paragraph, ADP agrees that it will use good faith efforts to attempt to dispose of such business on a timely basis and will keep EACC informed of the status of its disposition efforts.

          (d) In the event that there is a Change of Control of EACC, ADP may, upon written notice to EACC, elect to terminate the exclusivity provisions in this Section 6.3.

          (e) For purposes of this Section 6.3, "EACC Direct Competitor" shall mean a third party which, at the time of its acquisition by ADP, has a product which is competitive with the EACC Product in the Territory.


7. Scope of Work.

7.1 Project Plan. During the ten (10) business-day period after the Effective Date, ADP and EACC agree to work together in good faith to a create a project plan that will further define and specify the sales, service and development resources set forth in Exhibit A.

7.2 Statement of Work. Within the thirty (30) business day period after the date ADP has delivered the detailed scope document to EACC, EACC will prepare and deliver to ADP, for ADP's review and comment, a statement of work that will include a detailed description of the services and corresponding fees, calculated on a time and materials basis, related to EACC development of ADP Proprietary Software and shall include a process for acceptance testing. The terms of the statement of work will be agreed to by both of the Parties. EACC agrees that it will implement the Phase I Co-Branding Strategy at no charge to ADP.

7.3 Additional Services. After National Roll-out, ADP and EACC shall mutually agree on a mechanism for addressing ADP's requests for additional ADP-specific Services which are not covered in the statement of work agreed to in accordance with Section 7.2, including timeframes for submitting requests and statements of work and fees for the services.

7.4 Product Integration and Differentiation. (a) EACC and ADP will work together to develop the ADP Proprietary Software indicated in 7.2 above and in this Section 7.4 and any other statements of work agreed to by the Parties and integrate such ADP Proprietary Software with the EACC Product to create an ADP differentiated solution. The schedule for development of such interfaces by EACC shall be as set forth herein (or the exhibits hereto) or if not set forth herein (or the exhibits hereto), as subsequently agreed to by the Parties. The ADP Proprietary Software integrated with the EACC Product will be offered exclusively by or through ADP. The object and Source Code for the ADP Proprietary Software developed by EACC will be delivered to ADP upon completion or termination of the applicable development project.

         (b) EACC will be responsible for ensuring that the ADP Managed Network Solution is differentiated from the EACC Product sold directly by EACC or by EACC's other distribution channels or resellers.

8.       Proprietary Rights.

8.1 Ownership of ADP Branded Material. All rights, title and interest in and to the ADP Branded Material (as provided by ADP to EACC and as digitized or otherwise reformatted by EACC for the ADP Managed Network Solution, in all media now known or hereafter developed) are owned and retained exclusively by ADP.

8.2 Use of ADP Branded Materials. EACC shall not use the ADP Branded Materials or any portion thereof for any purpose other than that of fulfilling EACC's obligations under this Agreement. The ADP Branded Materials and any portion thereof may not be used, disclosed, transmitted, transferred, sold, assigned, leased or otherwise disposed of, or made available for access by third parties, or be commercially exploited by or on behalf of EACC, its employees or agents, except as expressly provided in this Agreement, excluding any material that has entered the public domain through no fault of EACC.

8.3 EACC Product. Excluding any material that has entered the public domain through no fault of ADP or any material licensed by EACC from any third party, the EACC Product and all worldwide copyright, patent, trademark, trade secret rights, and other proprietary rights therein and EACC's trademarks, service marks and logos are and shall remain the property of EACC.

8.4 Assignment. Except for the EACC Product, all ADP Proprietary Software, ADP-specific Services and any ADP Branded Materials prepared by EACC for ADP pursuant to the terms of this Agreement or statements of works mutually agreed to by the Parties are and shall be the property of ADP and its successor and assigns, and all rights, title and interest therein, including but not limited to all U.S. and international intellectual property rights are hereby assigned by EACC to ADP and its successors and assign, even so far as such work, by operation of law, may not be considered a work made for hire. ADP shall have the right to obtain and to hold in its own name copyrights, registrations, patents or such other protection specifically relating to the ADP Proprietary Software as may be appropriate to the subject matter, and any extensions and renewals thereof. EACC agrees to give ADP and any person designated by ADP any reasonable assistance required to perfect the rights defined in this Section 8.4.

8.5 License to EACC. ADP hereby grants to EACC a non-exclusive, limited license, solely during the term of this Agreement, to use the ADP Branded Material and the ADP Proprietary Software solely for the benefit of ADP in accordance with the terms and conditions of this Agreement. EACC may make such copies of the ADP Branded Material and the ADP Proprietary Software as may be necessary to perform its obligations under this Agreement, including back-up copies.

8.6 Trademark Rights. The Parties acknowledge and agree that (a) each Party's trademarks and service marks (collectively, the "Marks") are and shall remain the sole property of that Party; (b) nothing in this Agreement shall convey to either Party any right of ownership in the other Party's Marks; (c) neither Party shall now or in the future contest the validity of the other Party's Marks; and (d) neither Party shall in any manner take any action that would impair the value of, or goodwill associated with, the other Party's Marks. The Parties acknowledge and agree that any use by a Party of the other Party's Marks shall inure to the benefit of the Party owning the Marks.

9        ADP Responsibilities.

         ADP agrees to:

9.1 Market and sell, at its discretion, the ADP Managed Network Solution to its existing and prospective clients through its Sales Team. However, ADP has the right to market and sell the ADP Managed Network Solution through whatever additional medium (e.g. online, ADP sales representatives, lead referrals from third parties, etc.) it deems appropriate. Such responsibilities shall include: (i) The ICS sales organization promoting, demonstrating and proposing the ADP Managed

          Network Solution to current clients and prospective clients. The sales model will be tailored to maximize the market opportunity (e.g., specialists, dedicated representatives and systems consultants), and such model will be finalized after the Phase 1 Marketing Program. There are no minimum sales commitments or guarantees by ADP under this Agreement; (ii) Properly training the Sales Team to ensure that they will effectively sell the ADP Managed Network Solution; (iii) Developing all sales support materials which shall include collateral materials, ROI calculators, demonstrations, presentations, and other appropriate documents; (iv) Providing the Sales Team with the appropriate knowledge to effectively close specific sales situations that require quick responses (e.g., access to 800#); (v) Including the ADP Managed Network Solution as appropriate in our suite of products and treating it just like any other internal ADP product for marketing and sales purposes; (vi) Promoting the ADP Managed Network Solution at appropriate trade shows and other such events (e.g., NACE); and (vii) Promoting the ADP Managed Network Solution as appropriate in internal ADP events (e.g., Sales Kickoff).

9.2 Perform all billing and collections for the ADP Managed Network Solution for the ADP Acquired Clients. Within thirty (30) days of the date of this Agreement, the Parties will work together in good faith to define the necessary processes, procedures, and data flows to enable ADP to perform the billing function, including making payments to the EACC Vendor shop network for repairs performed to the claims of the ADP Managed Network Solution. ADP shall make timely payment to those network shops who have performed a complete and documented repair no later than 14 business days from the time the claimant has picked up the repaired vehicle in which a shop has submitted to EACC a properly executed "Direction to Pay" from the claimant and ADP has received a valid invoice. This includes any supplemental work performed by a network shop.

9.3 Allow on-site visits at EACC's option to ADP's place or places of business upon reasonable prior written notice and during normal business hours and allow EACC to periodically examine and make copies of all books and records of ADP insofar as they relate specifically to this Agreement, but no more frequently than once annually.

9.4 Use reasonable efforts to keep EACC informed as to any material problems encountered with the EACC Product and any resolutions arrived at for those problems, and to communicate (unless prohibited by confidentiality obligations) those problems to EACC. ADP and EACC shall discuss at the PSC, from time to time, modifications, design changes or improvements of the EACC Product suggested by customers, employees and/or agents of ADP. ADP and EACC shall determine a mutually acceptable process for determining ownership of suggested modifications, changes and improvements prior to National Roll-out.

9.5 Establish sales incentives and commission policies for the ADP Managed Network Solution for its Sales Team employed in the Territory.

9.6 Work with EACC to develop a mutually acceptable periodic reporting mechanism prior to National Roll-out through which ADP will report referral and payment terms information as applicable to this Agreement.

9.7 Provide, at no cost to EACC, ADP Products to help EACC in its internal operations. These tools will be defined during the Phase I Marketing Program and will be only for EACC's internal use.

10       EACC Responsibilities.

         EACC agrees to:

10.1 Assist ADP with the development of marketing materials, sales training and ongoing support for the ADP Sales Team and the presentation of the ADP Managed Network Solution to the existing and prospective ADP clients as set forth in Exhibit C to this Agreement, and if not set forth in Exhibit C, as subsequently agreed to by the Parties. EACC shall designate dedicated, full-time Sales Support resources that will serve as specific points of contact for ADP sales representatives. The ratio of EACC Sales Support personnel to ADP sales representatives shall be mutually agreed upon in writing at the end of the Phase I Marketing Program, and may thereafter be adjusted by the mutual written consent of the Parties. EACC will also be responsible for training and supporting ADP's sales and marketing and service organizations as related to the EACC Product as set forth in Exhibit C to this Agreement.

10.2 Perform client implementation, set-up, training and Tier 1 Customer Support for the ADP Managed Network Solution for ADP Acquired Clients, to the same extent that EACC provides such support for its products and services and in conformity with EACC's service level obligations herein and in Exhibit E. All calls associated with the ADP Managed Network Solution, including customer comments, product enhancements and technical flaws will be tracked and addressed by EACC.

10.3 Perform all product maintenance support; data center operation; and customer and technical support; as well as any other function normally performed by EACC in selling, implementing, training and supporting the EACC Product, including without limitation the following:

          (i) Technical and Customer Support. EACC will handle all Tier 2 Technical Support and Tier 1 Customer Support (which includes calls from ADP Acquired Clients and/or designated ADP representatives, for the EACC Product and any other portions of the ADP Managed Network Solution developed by EACC (from 8 a.m. to 5 p.m. across time zones); all calls associated with the EACC Product and any other portions of the ADP Managed Network Solution developed by EACC made by EACC's Tier 1

                  Customer Support personnel, including customer comments, product enhancements and technical flaws, will be tracked and addressed by EACC.

          (ii) On-line Support. EACC will also make Internet-based customer support available to ADP Acquired Clients. This support will include FAQs, net-based training, on-line community resources, as well as any other Internet-based customer support service that is required to stay competitive in the marketplace, and will be ADP branded (e.g., will contain the ADP name, URL, etc.).

          (iii) ADP Support. EACC will be primarily responsible for supporting ADP's sales and marketing and service organizations regarding the use and operation of the ADP Managed Network Solution, as outlined in Exhibit C.

          (iv) Packaging/Design. EACC will manage all packaging/design activities including design, format, color scheme, etc. ADP will have the opportunity to proof and approve package design to ensure that ADP's brand integrity is maintained.

          (v) Data Center Operations. EACC will run and maintain all data center operations supporting the ADP Managed Network Solution; including disaster recovery. Prior to National Roll-out, EACC and ADP will agree on disaster recovery and back-up plans for the ADP Managed Network Solution.


          (vi) Updates; Product Enhancements. EACC will continually update and enhance the EACC Product, so that the ADP Managed Network Solution contains those features and functionality (including but not limited to, compatibility with state-of-the-art platforms and Internet services) required to keep the ADP Managed Network Solution competitive in the marketplace. In addition, EACC will have dedicated resources to perform product development and testing of features and enhancements requested by ADP and mutually agreed to by both Parties. These mutually agreed upon requests are to be developed within nine
                  (9) months after submission of a statement of work or within two (2) product releases, whichever is less, at no cost to ADP. New modules or ancillary services and products requested by ADP will be scoped and a statement of work, including a detail of charges will be provided to ADP for consideration. If ADP desires functionality that EACC does not mutually agree with, then ADP will pay for such functionality and EACC will perform the development at labor plus materials. Such new modules, ancillary services, products and functionality shall be deemed ADP Proprietary Software owned exclusively by ADP.

10.4 Provide services to ADP Acquired Clients in the same manner and with the same urgency and degree of care as its EACC Customers including without limitation, providing EACC Product and related services directly to ADP Acquired Clients pursuant to the terms and conditions contained in the ADP Client Agreement entered into between ADP and the ADP Acquired Clients. ADP will notify EACC of the acquisition of each ADP Acquired Client and the terms and conditions of service. Such terms and conditions shall conform substantially to those set forth in
          Exhibit I, unless otherwise mutually agreed by the parties or a cases by case basis.

10.5 Provide ongoing samples of its EACC Product literature and sales tools for the Sales Team and to package the ADP Managed Network Solution with the appropriate documentation (including, product reference guides and instructions). It is agreed that all such packaging will be approved in advance by ADP and EACC and that the modification, reproduction, and distribution of all such literature shall be at ADP's expense. Also, prior to National Roll-out, EACC shall upgrade its existing documentation to include additional help, FAQs and task driven instructions

10.6 Allow a reasonable number of on-site audits and visits at ADP's option to EACC's place or places of business upon reasonable prior written notice and during normal business hours and allow ADP and/or any ADP Acquired Client to periodically examine EACC's business practices, policies and procedures and make copies of all books and records of EACC insofar as they relate to this Agreement and to compliance with applicable laws and regulations.

10.7 Integrate the EACC Product in the ADP Managed Network Solution with ADP Products (as set forth in more detail in Exhibit A) and work with ADP to develop, implement and maintain ADP Proprietary Software developed by EACC. All such integration, development, implementation and maintenance shall be completed as set forth in Exhibit A. Selected areas outlined in Exhibit A (e.g., multi-client database, ADP Specified Interfaces, functionality enhancements) will be completed by EACC prior to National Roll-out.

10.8 Promptly inform ADP of (a) any material problems encountered with the EACC Product or services and any resolutions arrived at for those problems; (b) all modifications, additions or changes in the EACC Product or services; (c) required changes in the marketing, sales or related documentation; and (d) changes in any laws or regulations affecting the EACC Product.

10.9      Make available the support required hereunder on ADP's business days.

10.10 Remarket ADP's Shoplink product to collision repair shops that are EACC Vendors subject to the terms set forth on Exhibit D and shall mandate that all Priority 1 shops utilize an ADP Shoplink system, provided this Agreement is not terminated, to generate estimates for the ADP Managed Network Solution.

10.11 Maintain the viability and quality of the network of EACC Vendor shops by making timely payments to such shops for repairs they perform outside of the ADP Acquired Client business.

11        Product Training/Meeting Attendance.

11.1 Mutual Cooperation in Training. In addition to any specific obligations set forth above in Sections 9 and 10, each Party agrees, to the extent relevant to this Agreement, to cooperate with the other in good faith to educate and train such other Party with respect to its business, the ADP Managed Network Solution and services (in the case of EACC); including without limitation, permitting the other Party to attend relevant sales or user group meetings. The extent of each Party's participation in such meetings and the selection of which meetings to attend shall be mutually agreed upon between ADP and EACC.

11.2 Conventions. Each Party also agrees to cooperate in good faith to identify and attend appropriate seminars and conventions and, where appropriate, to make a joint presentation or set-up a joint booth (or its equivalent) at such events.

11.3 Costs. ADP and EACC shall each bear responsibility for the cost of their respective employees' participation in the foregoing meetings, seminars and conventions.

12        Confidentiality.

12.1 Confidential Treatment. Each Party will hold in confidence and, without the consent of the other Party, will not use, reproduce, distribute, transmit, transfer, or disclose, directly or indirectly, in any form, by any means, or for any purpose, the Proprietary Information of the other Party. The recipient of Proprietary Information may only disclose the Proprietary Information to its employees and independent contractors who (i) have a need to know such information in connection with performing under this Agreement, and
          (ii) are obligated to written terms of non-disclosure protecting such Proprietary Information. Without limiting the foregoing, the recipient of Proprietary Information will exercise at least the same standard of care in protecting the confidentiality of the other Party's Proprietary Information as it does with its own Proprietary Information.

12.2 Marking Requirements. All Proprietary Information, except as provided below, disclosed to the other Party shall be marked as confidential if in tangible form or identified as confidential at the time of disclosure if conveyed in intangible form. Notwithstanding the foregoing, (a) ADP agrees that any Proprietary Information in whatever form relating to the design, functionality, operational methods or coding of or relating to the EACC Product, shall be deemed the Proprietary Information of EACC and (b) EACC agrees that any Proprietary Information in whatever form relating to the design, functionality, operational methods or coding of or relating to the ADP

          Products and the ADP Proprietary Software, shall be deemed the Proprietary Information of ADP.

12.3 Exceptions. Each Party's obligations under this Section 12 shall not apply to Proprietary Information which: (i) is or becomes a matter of public knowledge through no fault of or action by the receiving Party;
          (ii) was rightfully in the receiving Party's possession prior to disclosure by the disclosing Party; (iii) subsequent to disclosure, is rightfully obtained by the receiving Party from a third party who is lawfully in possession of such Proprietary Information without restriction; (iv) is independently developed by the receiving Party without resort to the disclosing Party's Proprietary Information; or
          (v) is required to be disclosed by law or judicial order, provided that prior written notice of such required disclosure is furnished to the disclosing Party as soon as practicable in order to afford the disclosing Party an opportunity to seek a protective order, and provided that if such order cannot be obtained, disclosure may be made without liability. Whenever requested by a disclosing Party, a receiving Party shall immediately return to the disclosing Party all manifestations of the Proprietary Information or, at the disclosing Party's option, shall destroy all such Proprietary Information as the disclosing Party may designate.

12.4 Acknowledgements. ADP acknowledges and agrees that the EACC Product and all copies thereof, constitute valuable trade secrets of EACC and/or proprietary and confidential information of EACC and title thereto remains in EACC. And EACC acknowledges and agrees that the ADP Products, ADP Proprietary Software, and all copies thereof, constitute valuable trade secrets of ADP and/or proprietary and confidential information of ADP and title thereto remains in ADP.

13.      Representations and Warranties.

         EACC represents and warrants to ADP:

13.1 That the EACC Product (and any successor EACC Product and services) will (i) perform in all material respects in accordance with EACC's detailed product specifications, as set forth in Exhibit J hereto, and
          (ii) be free from material defects in design, workmanship and materials which prevent them from being used for their intended purposes;

13.2 That (a) the EACC Product does not infringe any copyright, trademark, trade secret, patent, license or any other proprietary right in the Territory or any part thereof of any third party; (b) EACC and/or EACC's licensors own all right, title and interest in and to the EACC Product and (c) the EACC Product is free and clear of all liens, security interests, charges or encumbrances by third parties that would prevent EACC from performing its obligations under this Agreement;

13.3      That, to the best of EACC's knowledge, the EACC Product contains no:
          (a) pre-programmed devices, such as "viruses", "time bombs", "worms", "Trojan horses", or other such devices, that will cause the EACC Product or any component thereof, to become damaged, erased, inoperable or incapable of performing; or (b) license enforcement techniques that require installation keys, monitoring tools, media serialization, or digital watermarking;

13.4 That EACC will exercise commercially reasonable efforts to prevent the EACC Product from containing any: pre-programmed devices, such as "viruses", "time bombs", "worms", "Trojan horses", or other such devices, that would cause the EACC Product or any component thereof, to become damaged, erased, inoperable or incapable of performing;

13.5      That
         (a) EACC has exercised, and will continue to exercise, due diligence (including the actions set forth on Exhibit K or as otherwise mutually agreeable) in selecting, screening, qualifying and monitoring the performance of all the EACC Vendors including, those vendors in EACC's network such as motor vehicle repair facilities, rental agencies, appraisers, glass replacement companies, salvage facilities, towing operators, or other facilities providing vehicle related services (collectively "EACC Vendors");

         (b)
                  (i) EACC's operations and the EACC Product comply with all applicable federal, state and local laws and regulations including, without limitation, insurance licensing and claims handling regulations; and (ii) EACC Vendors comply with all applicable federal, state and local laws and regulations relative to their operations and services that are associated with the EACC Product.

         (c) EACC Vendors deliver for the benefit of ADP Acquired Clients, ADP and EACC high quality products and services that are free from material defects in design, workmanship and materials; and

         (d) Each EACC Vendor repair shop in the EACC network will have executed an agreement in the form attached hereto as Exhibit G setting forth such shop's obligations and responsibilities.

13.6 That the EACC Product, when scripting recommendations are followed by ADP Acquired Clients as set forth in Exhibit L, and its intended use by ADP Acquired Clients, complies with all applicable federal, state and local laws and regulations including, without limitation, insurance claims settlement related laws and regulations; and

13.7 That the execution, delivery and performance of this Agreement by it are within its powers, have been duly authorized by all necessary corporate and shareholder action and do not contravene, or result in a default under, any law, agreement or other obligation to which it is subject.

14.       Performance Guarantees.

14.1 Hosting. EACC will host the ADP Managed Network Solution and make it available to ADP and the ADP Acquired Clients, in accordance with the terms of Exhibit E, Service Level Agreement, as amended from time to time by mutual agreement of the parties. At ADP's option, ADP may take over the hosting of the ADP Managed Network Solution, and in such event, ADP and EACC will mutually agree to the terms of such change in responsibilities, including, but not limited to payment terms as a result of such change.

14.2 Performance Levels. Additionally, during the Phase I Marketing Program, ADP and EACC will develop system performance, service and training levels and metrics applicable to EACC's performance of services under this Agreement. The Parties acknowledge that the Service Level Agreement attached hereto as Exhibit E is intended to serve as a preliminary framework for EACC's performance level obligations, and they agree that they will negotiate in good faith the applicable levels and metrics promptly after the Effective Date with an expectation of agreeing on the applicable service levels and metrics within thirty
         (30) days after the end of the Phase I Marketing Program. The levels and metrics that are agreed to by the Parties shall be attached to and made a part of this Agreement as a binding obligations of each Party, and shall include for example, system response times (particularly during open enrollment seasons), call answering metrics and the resources allocated to maintaining the levels and metrics that are mutually agreed to in writing by the Parties.

14.3 Insurance. EACC will maintain at all times during the term of this Agreement and for one year thereafter liability insurance in accordance with the coverage and limits set forth on Exhibit H hereto.


15.       Use of Data.

15.1 Use of ADP Client Data. ADP Client Data is and shall remain the Confidential Information of ADP and its clients and may not be accessed, used or disclosed by EACC for any reason other than operating the ADP Managed Network Solution for the applicable ADP Acquired Client. Subject to ADP's agreement with the ADP Acquired Clients, ADP may access and utilize this data at anytime for any purpose, except as prohibited by law. EACC agrees to develop the interface(s) necessary to allow ADP to access ADP Client Data in "usable form" prior to ADP's National Roll-out of the ADP Managed Network Solution. Additionally, EACC agrees that during the term of this Agreement and thereafter EACC will not sell, lease or otherwise transfer any list of ADP Acquired Clients or any information relating to such users, to any third party for any reason (other than as required by law). EACC Client Data is and shall remain the Confidential Information of EACC and its clients and may not be accessed, used or disclosed by ADP for any reason under this Agreement.

In addition, each Party agrees to comply with all applicable state and federal laws, rules and regulations governing the privacy and security of the other's Confidential Information. Each Party acknowledges that reuse and redisclosure of Nonpublic Personal Information is restricted by applicable Privacy Laws. "Nonpublic Personal Information" shall be defined, with reference to the Gramm-Leach-Bliley Act of 1999 and applicable federal and state laws and regulations implementing the act (hereinafter, "Privacy Laws"). Each Party hereby warrants and represents that it will fully comply with such Privacy Laws.

15.2 Release of ADP Client Data. As soon as practicable after an ADP Acquired Client terminates use of the ADP Managed Network Solution, EACC shall provide all ADP Client Data to ADP and then delete all ADP Client Data relating to that ADP Acquired Client from the ADP Managed Network Solution and related databases and may not use such ADP Client Data for any purpose.

15.3 Other Proposed Uses. EACC may propose to ADP revenue generating opportunities in connection with ADP Client Data, which opportunities may be pursued or abandoned at ADP's discretion.

16.       Product and Sales Direction and Oversight.

16.1 Product Steering Committee. ADP will at all times during the term of this Agreement maintain one (1) representative on the ADP/EACC Product Steering Committee ("PSC"), to be defined at a later date. The PSC will meet at least quarterly to drive EACC product direction.

16.2 Program Sponsors. ADP will designate one Executive Level Sponsor (initially Jose Rivero) and one Operating Sponsor (initially Mike Anderson) to serve on an executive oversight committee with one Executive Level Sponsor (initially Eric Seidel) and one Operating Sponsor (initially Eric Seidel) from EACC to meet quarterly to discuss the status of the Agreement, any challenges in the relationship and any other matters as may come up from time to time.

16.3 Sales Executives. To facilitate cooperation between ADP's and EACC's sales forces, EACC will designate sales resources to work with ADP Sales Team to resolve any channel conflicts and to coordinate local sales activities.

16.4 Product Roll-out. ADP agrees not to target prospects in EACC's client base that are not ADP clients in its efforts to market the ADP Managed Network Solution, and EACC agrees not to target prospects in the ADP Client Base that are not EACC clients in its efforts to market the EACC Product. Furthermore, both Parties may target mutual clients

          (clients of both ADP and EACC) in their efforts to market their respective managed network solutions.


17. Term and Termination.

17.1 Initial Term. Except as otherwise provided in this Agreement, this Agreement shall continue until the third anniversary of the Effective Date (the "Initial Term"), and thereafter shall continue automatically unless and until terminated in accordance with the following provisions:

          (i) Either Party may terminate this Agreement at any time after the Initial Term by giving the other Party not less than one hundred and eighty (180) days written notice; and

(ii) Either Party may terminate this Agreement for cause upon the occurrence of an Event of Default as defined below in Section 18.

17.2 Renewal. This Agreement shall continue automatically after the Initial Term unless and until terminated by either Party upon one hundred and eighty (180) days written notice to the other Party.

17.3 Survival of Terms. Any and all provisions, promises and warranties contained herein which by their nature or effect are required or intended to be observed, kept or performed after termination of this Agreement will survive the termination of this Agreement and remain binding upon and for the benefit of the Parties hereto.

17.4 Post-Termination Payments. Notwithstanding any provisions of this Agreement to the contrary, upon expiration or termination of this Agreement the payment terms provisions of Section 5.1.2(a) shall continue in full force and effect with respect to Semiweekly Recurring Revenue for all customers that are ADP Acquired Clients prior to the expiration or termination of this Agreement as long as such client continues to receive the ADP Managed Network Solution and EACC continues to provide support and services to ADP Acquired Clients in the manner, scope and quality consistent with the terms of this Agreement as may be amended, in writing, from time to time in effect, immediately prior to the effective date of the termination or expiration of this Agreement. In the event that there is a change in responsibilities in supporting or servicing the ADP Acquired Clients (whether before or after termination), including, ADP exercising its right to support the ADP Managed Network Solution in-house, the Parties will mutually agree to an appropriate adjustment in the EACC Service Rate.

17.5 Post-Termination Support. (a) For a period of two years or such longer period of time as agreed to by the Parties after the termination or expiration of this Agreement, other than as a result of an ADP Event of Default for failure to make payments to EACC hereunder, or for breach by ADP of Section 6.3, or as a result of EACC exercising its termination rights in Section 6.3(b), EACC shall continue to provide support and services to ADP Acquired Clients using the ADP Managed Network Solution in a manner, scope and quality consistent with the terms of this Agreement as may be amended, in writing, from time to time, in effect immediately prior to the effective date of the termination or expiration of this Agreement. However, ADP may, upon notice to EACC at any time during such Post Termination Period, elect to takeover the support provided by EACC (i.e. support the ADP Managed Network Solution in house), rather than have EACC support the ADP Managed Network Solution. If ADP elects to takeover such support, ADP may begin building the infrastructure in the Post Termination Period or at any point thereafter, and EACC agrees to work with ADP to transition such support and services to ADP and to provide ADP with any training, records and other information it requires to support the ADP Managed Network Solution. Costs associated with EACC's transitional assistance shall be agreed upon by the Parties at the time of such transition on a cost plus materials basis. In addition, EACC will assign to ADP non-exclusive rights under all applicable EACC Vendors to facilitate ADP's ability to provide such support. If ADP elects to takeover such support, ADP will receive a one-time, non-exclusive right to acquire a users license to use the object code for the EACC Product in the ADP Managed Network Solution to support and service existing ADP Acquired Clients at the time of termination for as long as these ADP Acquired Clients remain on the service. The consideration for such license shall be deemed paid as part of the adjusted EACC Service Rate noted below. EACC's continued support obligations for the period of time when ADP is hosting the ADP Managed Network Solution shall be to provide maintenance of the ADP Managed Network Solution at the same level as specified in the performance metrics developed pursuant to Section 14.2, unless otherwise agreed to by the Parties in such performance metrics, for consideration equal to 10% of the EACC Service Rate.

         (b) For a period of two (2) years or such longer period of time as agreed by the parties after expiration or termination of this Agreement as a result of an ADP Event of Default for failure to make payments to EACC hereunder, or for breach by ADP of Section 6.3, or as a result of EACC exercising it's termination rights in Section 6.3 (b), EACC shall continue to provide support and services to ADP Acquired Clients on the ADP Managed Network Solution in a manner, scope and quality consistent with the terms of this Agreement as may be amended, in writing, from time to time, in effect immediately prior to the effective date of the termination of this Agreement. However, ADP may, upon notice to EACC at any time during such Post Termination or Expiration Period, elect to takeover the support provided by EACC (i.e. support the ADP Managed Network Solution in house), rather than have EACC support the ADP Managed Network Solution in the same manner and at the same terms as provided in Section 17.5(a), except that the EACC Service Rate shall be adjusted to twenty percent (20%).

17.6 In the event ADP exercises its right to terminate this Agreement and discontinues offering the ADP Managed Network Solution in the marketplace altogether (with EACC or another vendor), EACC will have the right to approach ADP Acquired Clients to try to migrate them to an EACC Product and continue processing the business, including taking over the billing function and all other responsibilities. In such event, EACC will compensate ADP by paying ADP an ongoing referral fee equal to 10% of the net revenues billed by EACC to ADP Acquired Clients after warranty and Excessive Car Rental Credits. ADP will maintain the right to audit EACC's records and books related to such ongoing revenue. ADP will work in good faith to assist EACC in converting the ADP Acquired Clients to EACC customer agreements. EACC agrees to continue to promote any ADP products such clients may be utilizing. In addition, EACC will assume all obligations and liabilities of ADP to the ADP Acquired Clients and such clients shall be required to release ADP from all such obligations and liabilities.

17.7 If EACC does not receive an additional one million dollars ($1,000,000) in equity capital within 45 days from the Effective Date, ADP may, at its option, a) terminate this Agreement and receive a two hundred thousand dollar ($200,000) cancellation fee, payable in cash or stock, or b) change the EACC Service Rate to 50% starting with the first claim and retain the option to terminate this Agreement to be exerciseable within 90 days thereafter upon notice to EACC, provided that the foregoing option shall expire if EACC shall receive such one million dollars in financing during such 45 day period.

17.8 ADP shall have the right to terminate this Agreement at its sole option if ADP determines at any time that the EACC Product is non-compliant with any federal, state or local laws, statues or regulations including, without limitation, claims licensing and handling regulations.


18.      Events of Default.

          Each of the following constitutes an Event of Default under this
          Agreement: (a) if the other Party ceases to do business or otherwise terminates its business operations; (b) if the other Party breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice describing the breach; and (c) if the other Party becomes insolvent, generally stops paying its debts as they become due or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party (and not dismissed within 90 days after commencement of one of the foregoing events). Upon an Event of Default, the non-defaulting party shall have the right and option, upon written notice, to terminate this Agreement, or the exclusivity provisions set forth in Section 6 above.

19.       Source Code and Product Support Data Escrow/Client Data.

19.1 Establishment of Escrow. As of the Effective Date, and at ADP's expense, EACC will deliver in escrow, pursuant to the terms hereof, the Source Code and documentation for the EACC Product (including, without limitation, telemarketing requirements, operational requirements, workflows, EACC Vendor names, addresses and contacts and such other information necessary, helpful and/or appropriate for ADP to provide the EACC Product on an in-house basis which shall be collectively referred to as the "Product Support Data") to the third party escrow agent ("Escrow Agent"). The terms of escrow are set forth in Exhibit M hereto. EACC hereby agrees to appoint Robert J. Singer, Senior Attorney, Automatic Data Processing, Inc., as Escrow Agent. All costs and fees associated with such escrow agreement shall be borne by ADP, including without limitation, the establishment and maintenance of the escrow agreement, update fees, and escrow release fees. If one of the following events occurs during any period (whether during or after the termination of this Agreement) when the ADP Acquired Clients are still being supported by ADP or are required hereunder to be supported by EACC, ADP shall be entitled to request a release of and obtain the Source Code and Product Support Data from the Escrow Agent and obtain from EACC an assignment of all applicable EACC Vendor agreements for the benefit of ADP: (i) EACC ceases doing business and its business is not continued by another corporation or entity reasonably acceptable to ADP; (ii) EACC makes a general assignment for the benefit of creditors; (iii) EACC suffers or permits the appointment of a receiver for its business or assets and such appointment is not terminated within 90 days; (iv) EACC has materially failed to support the ADP Managed Network Solution as required under this Agreement and has not remedied such failure within 30 days of receiving notice of such failure, which notice referenced this Section 19.1, as mutually agreed by both Parties or as determined by a court of competent jurisdiction; (v) EACC has materially failed to assist/support ADP after termination as required by Section 17.5 and has not remedied such failure within 30 days of receiving notice of such failure, which notice referenced this Section 19.1, as mutually agreed by both Parties or as determined by a court of competent jurisdiction; (vi) EACC avails itself of, or becomes subject to, any proceeding under the Federal Bankruptcy Act or any other statute of any state relating to insolvency or the protection of rights of creditors or conditions outlined elsewhere and such proceeding is not dismissed within 30 days. Additionally, EACC shall immediately make available to ADP all the data/information of the ADP Acquired Clients. During the term of this Agreement and during the period of time thereafter in which EACC is required to continue supporting the ADP Acquired Clients, EACC shall routinely, but no less often than once per calendar quarter, deposit the Source Code and Product Support Data of the EACC Product to include any updates, provided, however, that Source Code and Product Support Data for all prior versions of the

          EACC Product shall remain on deposit. EACC shall provide ADP with prompt written notice of all Source Code and Product Support Data deposits. ADP shall have the right to require the Escrow Agent to validate the Source Code and Product Support Data on deposit upon thirty (30) days prior written notice to and in the presence of EACC, but no more frequently than two (2) times per year. Such verification shall be at ADP's expense unless the materials on deposit are not current, in which event EACC shall bear all costs associated therewith.

19.2 Release of Source Code and Product Support Data. In the event ADP comes into possession of the Source Code and Product Support Data, ADP shall have the additional right and license to modify all or any portion of the Source Code and Product Support Data, create derivative works, and otherwise use the Source Code and Product Support Data. If the Source Code and Product Support Data are acquired pursuant to Sections 19.1, ADP shall only be entitled to use the Source Code and Product Support Data to support the ADP Acquired Clients during the time that ADP is permitted hereunder to provide such support and the Source Code and Product Support Data will not be distributed to any third party. All such modifications and derivative works are ADP property and shall be exclusively owned by ADP to the extent ADP developed such modifications and derivative works; provided, however, that such rights are subject to EACC's ownership rights in the EACC Product in Source Code and Product Support Data and executable code forms.

19.3 Bankruptcy. The Parties acknowledge and agree that the rights licensed hereunder to ADP constitute "intellectual property" as such term is defined in the U.S. Bankruptcy Code and that ADP is entitled to all of the rights of a licensee of intellectual property under Section 365(n) of the U.S. Bankruptcy Code with respect to all such licensed rights, which rights under the Bankruptcy Code include, without limitation, the right to retain ADP's rights under the intellectual property license, and under any agreements supplemental to this intellectual property agreement, including without limitation the Escrow Agreement attached hereto as Exhibit M, as such rights exist immediately before any bankruptcy case commences. In the event of EACC's bankruptcy, if ADP elects to retain such licensed rights, then ADP may exercise such licensed rights in accordance with the terms and conditions of this Agreement.

20.      Indemnification.

20.1 Mutual Indemnification. Each Party agrees to defend, indemnify and hold harmless the other Party, its successors, assigns, officers, directors, employees, associates or agents harmless from and against any and all third party claims and causes of action brought against the other Party, including any and all damages, losses, expenses, attorneys' fees, fines, penalties, costs and liabilities sustained, attributable to or arising out of the (i) failure to meet its obligations under this Agreement or (ii) breach of any representation or warranty contained in this Agreement. Such indemnification shall be limited to claims and causes of action pertaining to performance and operation of the EACC Product, and shall expressly exclude claims or causes of action under any securities, employment and tax laws or regulations.

20.2 Indemnification by EACC. EACC shall defend, indemnify and hold harmless ADP, at EACC's own cost and expense, from any and all claims, actions, suits or proceedings asserted or brought in connection with the use or performance of the EACC Product in the ADP Managed Network Solution or any allegations that the EACC Product infringes or violates any patent, copyright, trade secret or other proprietary right, and EACC shall hold ADP harmless from and against any and all costs (including reasonable attorneys' fees), losses, expenses, fines, penalties, damages, interest and liabilities assessed against or incurred by ADP in connection with any such claim, action, suit or proceeding; provided that ADP has taken all reasonable steps to mitigate any potential damages which may result, provided that such steps do not require ADP to incur any material out-of-pocket costs or expenses. The foregoing indemnification obligation of EACC does not apply to the extent that the infringing EACC Product or portions or components thereof or modifications thereto were not supplied or approved by EACC, or were combined with other products, processes or materials not supplied or approved by EACC (where the alleged infringements relates to such combination). ADP agrees that if the EACC Product or the operation thereof becomes, or in EACC's opinion is likely to become, the subject of an infringement claim described in this paragraph, ADP will permit EACC to procure the right for ADP to continue marketing and for ADP and the ADP Acquired Clients to continue using such EACC Product or if ADP and EACC mutually agree at such time, to replace or modify the EACC Product so that it no longer infringes or violates such third party proprietary rights.

20.3 Notice of Claims. Each Party (the "Indemnified Party") agrees to promptly notify the other Party (the "Indemnifying Party") of any and all threats, claims and proceedings arising under this indemnification and to give reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise to the Indemnifying Party; provided that the Indemnifying Party may not enter into any settlement or compromise that adversely affects the Indemnified Party's rights under this agreement without the Indemnified Party's prior written approval. The Indemnifying Party will not be responsible for any settlement entered into by the

          Indemnified Party that the Indemnifying Party did not approve in writing.

21.       Disclaimer Of Warranties and Liability; Limitation of Liability.

21.1 EXCEPT AS PROVIDED HEREIN, NEITHER PARTY MAKES ANY EXPRESS, IMPLIED, ORAL OR WRITTEN WARRANTIES, CONDITIONS OR REPRESENTATIONS TO THE OTHER PARTY WITH RESPECT TO THEIR PRODUCTS OR SERVICES PROVIDED HEREUNDER OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, AND THE IMPLIED WARRANTY OR CONDITION OF FITNESS FOR A PARTICULAR PURPOSE.

21.2 Each Party hereby agrees that the other and its affiliates' officers, directors, employees, shareholders, agents, licensors, or representatives will not be liable for any incidental, indirect, special, exemplary or consequential damages, including but not limited to, damages or costs incurred as a result of loss of time, loss of savings, loss of data, loss of profits, or loss of goodwill, whether foreseeable or unforeseeable, that may arise out of or in connection with this Agreement, including, but not limited to, damages or costs resulting from the use or inability to use such Party's products or services offered hereunder, even if the Party has been notified of the possibility or likelihood of such damages or costs occurring, and whether such liability is based on contract, tort, negligence, strict liability, products liability or otherwise. However, in no event shall ADP's aggregate liability under this Agreement for all causes exceed the lesser of (a) EACC's actual damages or (b) the aggregate amount of Semiweekly Recurring Revenues paid by ADP to EACC.



22.       Dispute Resolution.

22.1 Resolution by Advisory Board. All disputes, controversies, or claims arising out of or relating to this Agreement ("Disputes") shall be referred to an Advisory Board (such Board to consist of 2 designees from each of ADP and EACC) prior to escalation to Senior Management. The Advisory Board shall meet within 5 business days, or as soon thereafter as reasonably practicable, of receiving notice of a Dispute. In the event that the Advisory Board is unable to resolve, or does not anticipate resolving, the Dispute within 10 business days of the date of the meeting during which such Dispute was considered, the Advisory Board shall notify the senior executive selected by each Party pursuant to Section 22.2 below. No Dispute under this Agreement shall be the subject of any formal legal proceeding between ADP and EACC before being considered by the Advisory Board and senior management, except for an action to seek injunctive relief to stay a breach of this Agreement.

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

22.2 Hearing. Either Party may, upon notice and within 5 business days of receipt of a notice from the Advisory Board pursuant to Section 22.1, elect to utilize a non-binding resolution procedure whereby each presents its case at a hearing (the "Hearing") before a panel consisting of a senior executive of each of the Parties. If a Party elects to use the procedure set forth in this Section 22.2, the other Party shall participate. The Hearing will occur as soon as reasonably practicable after a Party serves notice to use the procedure set forth in this Section. Each Party may be represented at the Hearing by lawyers. If the matter cannot be resolved at the Hearing, each Party may pursue whatever legal remedies are available to them. No arbitration or other legal proceeding may commence concerning the Dispute until 10 business days have elapsed from the first day of the Hearing. The Parties shall each bear their respective costs incurred in connection with the procedure set forth in this Section 22.2, except that they shall share equally the cost of any facility used for the Hearing.

22.3 Nothing in this Section 22 shall delay or defer a Party's right to exercise any or all of its rights under Sections 18 or 19 above.

23        General Provisions.

23.1 Assignment. Without the written consent of the other, neither Party shall assign or otherwise transfer all or any part of its rights, obligations or interest under this Agreement, and any attempt to do so shall be void and of no force or effect for any purpose whatsoever and shall constitute a breach of the Agreement, provided, however, the foregoing restriction shall not apply to an assignment by a party to a subsidiary, parent or affiliated entity. In the event that either Party desires to assign this Agreement, it will provide written notice to the other Party of its desire to assign the Agreement and identifying the party to whom the Agreement would be assigned and the other Party, within 30 days of receiving such notice, will notify the Party wishing to assign the Agreement in writing whether it consents to such assignment.

23.2     Change of Control; Notice of Sale.

          (a) In the event that a Party experiences or anticipates that it will experience a Change of Control (the "Changed Party"), it will immediately provide written notice ("Change of Control Notice") to the other Party (the "Non-Changed Party") of such Change of Control or anticipated Change of Control. The Change of Control Notice will specify who the party or parties are who will have control of the Changed Party after the Change of Control. Upon receiving a Change of Control Notice, the Non-Changed Party, will have the right to consent to such Change of Control or, at its option, terminate this Agreement or the exclusivity provisions hereof, by providing a written notice to the Changed Party within 30 days of receiving the Change of Control Notice. At no time during that 30 day period will the Non-Changed Party attempt to renegotiate the terms of this Agreement.

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

          (b) Notice of Sale. Each party agrees to immediately notify the other of any pending sale of any material portion of its capital stock or assets to a third party.

23.3 Waiver. The failure of either Party to insist upon the performance of any provision herein or to exercise any right or privilege granted to it hereunder, will not be construed as a waiver of such provision or any provision herein, and the same will continue in full force. The various rights and remedies given to or reserved by either Party herein or allowed by law, are cumulative and no delay or omission to exercise any of its rights will be construed as a waiver of any default or acquiescence, nor will any waiver of any breach or any provision be considered a condonement of any continuing or subsequent breach of the same provision.

23.4 Additions/Amendments. All aspects of the joint marketing relationship not otherwise covered in this Agreement shall be subject to the mutual written agreement of the Parties. Any amendment, supplement or change hereto must be in writing and signed by the Parties hereto.

23.5 Governing Law. This Agreement and the performance hereunder will be governed and interpreted in accordance with the internal laws of the State of California, excluding its conflict of law rules.

23.6 Due Professional Care. Both ADP and EACC are committed to the highest levels of product quality and customer service and agree to work together to identify appropriate measures of quality and service and to put in place processes and procedures aimed at attaining these levels to the satisfaction of both Parties. Additionally, both Parties agree to conduct themselves and perform their obligations according to the highest ethical and performance standards.

23.7 Force Majeure. In the event that either Party's performance is delayed, prevented, obstructed or inhibited because of any act of God, fire, casualty, delay or disruption in transportation, flood, war, strike, lockout, epidemic, destruction or shut-down of facilities, shortage or curtailment, riot, insurrection, government acts or directives, any full or partial failure of any communications or computer network which failure is not the result of and act or omission of that Party, or any cause beyond such Party's reasonable control, the Party's performance will be excused and the time for the performance will be extended for the period of delay or inability to perform resulting form such occurrence. The occurrence of such an event will not constitute grounds for a declaration of default by either Party.

23.8 Notices. All notices, requests, consents and other communications provided for by this Agreement shall be in writing and shall be deemed given when mailed at any general branch United States Post Office enclosed in a registered or certified postpaid envelope or sent via


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

          overnight courier, to the Parties at the addresses set forth below or to such changed address as each Party may designate by notice to the other:

          If to ADP:                                           If to EACC:

          6111 Bollinger Canyon Road, Suite 200       110 East Douglas Road
          San Ramon, CA. 94583                        Oldsmar, Florida
          Attn:   President                           Attn:Eric Seidel,
                                                               President / CEO

          with a copy to:

          Automatic Data Processing, Inc.
          One ADP Boulevard
          Roseland, New Jersey  07068
          Attn:  General Counsel


23.9 Independent Parties. ADP and EACC agree that each is acting independently of the other, that they are not joint venturers, and that neither is an agent of the other. Without limiting the foregoing, neither Party shall have the right to make commitments or enter into binding agreements as an authorized agent of the other Party. EACC shall not be deemed to be a party to any Agreement entered into between ADP and any ADP Acquired Client, nor shall any ADP Acquired Client or other party be deemed to be a third party beneficiary of this Agreement.

23.10 Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the Parties relating to the subject matter of this Agreement and all past dealing or industry custom. If any provision in this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

23.11 Publicity and Marketing. Each Party shall submit to the other Party for its prior written approval any advertising, marketing, promotional or other material or press releases which in any way identifies the other Party or its products or services. Each Party also reserves the right to revoke any such approval upon written notice to the other. Each Party agrees to review such material provided by the other Party and to notify the other Party of any comments with respect thereto as promptly as possible. Neither Party may, without the written consent of the other Party, use the trademarks, service marks, name, trade name, logo or other proprietary graphic representations of the other Party. If EACC desires to use the names of any ADP Acquired Clients for purposes of promoting EACC such use will be subject to the prior approval of ADP and such clients.


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23.12     Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

23.13 SEC Filings. If this Agreement must be filed with the Securities and Exchange Commission ("SEC") or other state or federal agency because it is to be deemed "material" under SEC rules, EACC will work in good faith with ADP to redact portions of this Agreement that ADP deems to be confidential with regard to its competitive position in the market.

                            [SIGNATURES ON NEXT PAGE]


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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives on the date first above set forth.


ADP Claims Solutions Group, Inc.         eAutoclaims Inc.

By:                                       By:
--------------------------------             -------------------------------
         (Signature)                          (Signature)



Name:                                    Name:
--------------------------------             ----------------------------------
         (type or print)                       (type or print)



Title:                                   Title:
      -------------------------               -------------------------------